ADVENTRX REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

SAN DIEGO – August 8, 2011 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today reported financial results for the periods ended June 30, 2011.

“As we head into the second half of the year, we are taking steps to prepare for our launch of ExelbineTM into the U.S. market, should it be approved on or around FDA’s PDUFA goal date of September 1, 2011,” said Brian M. Culley, Chief Executive Officer of ADVENTRX. “Having a commercial infrastructure will expand our strategic options and increase stockholder value.”

“In parallel, we are working to finalize the protocol for a phase 3 pediatric study of ANX-188, our first-in-class treatment for sickle cell crisis, for which FDA has granted orphan drug designation. We plan to initiate this study in 2012. There are no FDA-approved drugs designed to treat patients in crisis, making this an area of significant unmet need,” Mr. Culley continued.

“We also are excited about ANX-514, our detergent-free reformulation of the blockbuster drug Taxotere®, which recently went off-patent. We plan to meet with FDA in the next quarter to discuss a single, additional study in which we compare the safety profiles of Taxotere with corticosteroid premedication and ANX-514 without corticosteroid premedication. We believe this single study will provide sufficient clinical data to support a new drug application, should the study demonstrate comparable safety profiles between ANX-514 and Taxotere, and a competitive advantage over Taxotere and other detergent-containing formulations of docetaxel,” Mr. Culley concluded.

Second Quarter 2011 Operating Results

ADVENTRX’s net loss applicable to common stock for the second quarter of 2011 was $4.4 million, or $0.17 per share, compared to a net loss applicable to common stock of $5.0 million, or $0.39 per share, for the same period in 2010. Included in the net loss applicable to common stock for the second quarter of 2010 was a non-cash, deemed dividend expense of $3.1 million incurred in connection with the Company’s May 2010 equity financing.

Research and development (R&D) expenses for the second quarter of 2011 were $1.3 million, an increase of $0.7 million, or 112%, compared to $0.6 million for the same period in 2010. The increase was due primarily to a $0.5 million increase in external nonclinical study fees and expenses and a $0.2 million increase in external bioequivalence and clinical trial fees and expenses. The increase in external nonclinical study fees and expenses resulted primarily from a $0.5 million increase in research-related manufacturing expenses for Exelbine™. The increase in external bioequivalence and clinical trial fees and expenses is primarily related to increased clinical trial work of $0.1 million for Exelbine™ and clinical consulting expenses of $0.1 million for ANX-188.

Selling, general and administrative (SG&A) expenses for the second quarter of 2011 were $1.8 million, an increase of $0.5 million, or 40%, compared to $1.3 million for the same period in 2010. The increase was due primarily to a $0.2 million increase in personnel costs, mainly due to an accrual for estimated bonus expense related to 2011 performance, and a $0.3 million increase in commercial-readiness activities for Exelbine™.

Transaction-related expenses for the second quarter of 2011 were $1.2 million compared to $0 for the same period in 2010. Transaction-related expenses consisted of $1.0 million related to legal, accounting, financial and business development advisory fees associated with the evaluation of potential acquisition targets, including SynthRx, and $0.2 million related to changes in the fair value of contingent consideration related to the SynthRx acquisition.

Year-to-Date Operating Results

ADVENTRX’s net loss applicable to common stock for the six months ended June 30, 2011 was $7.3 million, or $0.30 per share, compared to a net loss applicable to common stock of $10.0 million, or $0.86 per share, for the same period in 2010. Included in the net loss applicable to common stock for the six months ended June 30, 2010 was a non-cash, deemed dividend expense of $5.6 million incurred in connection with the Company’s January and May 2010 equity financings.

Research and development (R&D) expenses for the six months ended June 30, 2011 were $2.0 million, an increase of $0.1 million, or 4%, compared to $1.9 million for the same period in 2010. The increase was due primarily to a $0.3 million increase in external bioequivalence and clinical trial fees and expenses, a $0.1 million increase in personnel costs, offset by a $0.3 million decrease in external nonclinical study fees and expenses. The increase in external bioequivalence and clinical trial fees and expenses is primarily related to increased clinical trial work of $0.2 million for Exelbine™ and clinical consulting expenses of $0.1 million for ANX-188. The decrease in external nonclinical study fees and expenses resulted primarily from a $0.5 million decrease in research-related manufacturing expenses for ANX-514, a $0.4 million decrease in regulatory consulting services for ANX-514, offset by an increase of $0.5 million in research related manufacturing expenses for Exelbine™ and an increase of $0.1 million in analytical development expenses for ANX-188.

Selling, general and administrative (SG&A) expenses for the six months ended June 30, 2011 were $3.4 million, an increase of $0.9 million, or 37%, compared to $2.5 million for the same period in 2010. The increase was due primarily to a $0.4 million increase in personnel costs, mainly due to an accrual for estimated bonus expense related to 2011 performance and additional staff hired in 2011, and a $0.5 million increase in commercial-readiness activities for Exelbine™.

Transaction-related expenses for the six months ended June 30, 2011 were $2.0 million compared to $0 for the same period in 2010. Transaction-related expenses consisted of $1.8 million related to legal, accounting, financial and business development advisory fees associated with the evaluation of potential acquisition targets, including SynthRx, and $0.2 million related to changes in the fair value of contingent consideration related to the SynthRx acquisition.

Balance Sheet Highlights

As of June 30, 2011, the Company had cash totaling $42.0 million. Stockholders’ equity amounted to $46.4 million as of June 30, 2011.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary product candidates. The Company’s current lead product candidates are Exelbine and ANX-514, novel emulsion formulations of currently marketed chemotherapy drugs, and ANX-188, a novel, purified, rheologic and antithrombotic compound initially being developed as a first-in-class treatment for pediatric patients with sickle cell disease in acute crisis. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding
ADVENTRX’s expectations regarding the potential for receipt of and timing regarding FDA approval to market Exelbine, its estimated sales and marketing and launch expenses for Exelbine and the commercial and profitability potential of Exelbine, ADVENTRX’s ability to generate clinical trial material and the timing of initiating clinical studies of ANX-188 and ANX-514. Actual events or results may differ materially from those expressed or implied by the forward-looking statements in this press release due to a number of risks and uncertainties, including, without limitation: the risk that ADVENTRX does not receive FDA approval of Exelbine on a timely basis, or at all; the potential for the FDA to impose requirements to be completed before or after approval of the Exelbine NDA; difficulties or delays in marketing Exelbine, if approved, including developing or acquiring additional marketing, sales and distribution capabilities; difficulties or delays in manufacturing Exelbine at commercial scale, if approved, including validating commercial manufacturing processes and manufacturers, as well as other suppliers, and the risk of supply shortages; the risk that Exelbine, if approved, does not achieve broad market acceptance, including as a result of limited differentiation (or ability to promote differentiation) from Navelbine® and its generic equivalents; the risk that Exelbine cannot be priced at levels that exceed its fully-burdened manufacturing cost or that provide a reasonable return on investment to ADVENTRX; the risk that any patent issued to ADVENTRX may not provide sufficient protection and market exclusivity for Exelbine and may be challenged, invalidated, infringed or circumvented by third parties, including by ADVENTRX’s competitors; ADVENTRX’s dependence on the success of Exelbine as its first product candidate to be submitted for regulatory approval; difficulties or delays in reaching agreement with the FDA on the clinical development of ANX-188 and ANX-514; the potential for the FDA to require significant additional clinical and/or nonclinical studies of ADVENTRX’s lead product candidates, in addition to its planned clinical trials of ANX-188 and ANX-514, and that ADVENTRX consequently determines to discontinue one or more of those development programs; difficulties or delays in manufacturing material for clinical studies; ADVENTRX’s reliance on third parties to assist in the conduct of important aspects of its product candidates’ development programs, and that such third parties may fail to perform as expected; the potential for ADVENTRX to raise additional capital to acquire new technologies, product candidates or products and/or to fund development and/or commercialization activities for current and/or future product candidates; the risk that ADVENTRX will pursue acquisition and/or development activities at levels on timelines, or will incur unexpected expenses, that shorten the period through which its operating funds will sustain it; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:	Investor Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com) 858-552-0866 Ext. 303	Lippert/Heilshorn & Associates, Inc. Don Markley (dmarkley@lhai.com) 310-691-7100

[Tables to Follow]

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Condensed Consolidated Statements of Operations
(Unaudited)
(In 000’s except per share data)

	Three months ended June 30,				Six months ended June 30,
	2011		2010		2011		2010
Total net revenue		$—	$—		$—		$—
Operating expenses:
Research and development	1,343			634		1,954	1,873
Selling, general and administrative	1,824			1,303		3,398	2,478
Transaction-related expenses	1,230			—		2,029	—
Depreciation and amortization	10			6		20	12

Total operating expenses	4,407			1,943		7,401	4,363

Loss from operations	(4,407)			(1,943)		(7,401)	(4,363)
Interest and other income	15			24		52	41
	—
Loss before income taxes	(4,392)			(1,919)		(7,349)	(4,322)
Provision for income taxes	—			—		—	—
	-
Net loss	(4,392)			(1,919)		(7,349)	(4,322)
Deemed dividends on preferred stock	—			(3,125)		—	(5,640)
	-
Net loss applicable to common stock	$(4,392)			$(5,044)		$(7,349)	$(9,962)

Net loss per share – basic and diluted	$(0.17)			$(0.39)		$(0.30)	$(0.86)

Weighted average shares – basic and diluted	26,250			12,887		24,513	11,523

† Share and per share information related to dates or periods prior to April 23, 2010 have been restated to reflect retrospective application of the 1-for-25 reverse split of outstanding common stock that took place on that date.

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Balance Sheet Data
(In 000’s)

	June 30,	December 31, 2010
	2011
Total cash	$41,956	$27,979
Working capital	40,368	26,608
Total assets	50,162	28,487
Total liabilities	3,764	1,801
Stockholders’ equity	46,398	26,685